CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust V of our report dated November 26, 2019, relating to the financial statements and financial highlights, which appears in the Nuveen Gresham Diversified Commodity Strategy Fund and Nuveen Gresham Managed Futures Strategy Fund’s Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 24, 2020